Exhibit 5.1
                                                                     -----------

                                  May 24, 2000


United Funds, LLC
Capital Resource Group One, LLC
101 W. Ohio Street
PMB 2000
Indianapolis, IN  46204

                  Re: Insurance Settlements Funding Trust 2000 $150,000,000 Aggregate Principal Amount of Insurance Policies Asset Backed Certificates Registration Statement on Form S-1
                        File No. 333-90439
                        --------------------------------------------

Gentlemen:

     We have acted as special counsel to United Funds, LLC and Capital Resource Group One, LLC, each a Delaware limited liability company ("United") and ("Capital") in connection with the offering of up to One Hundred and Fifty Million Dollars ($150,000,000) aggregate principal amount of _____ percent (__%) and _____ percent (__%) Asset Backed Certificates (the "Certificates"), to be issued from time to time by Insurance Settlements Funding Trust 2000 (the "Trust") pursuant to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), to be entered among United, Capital, The Bank of New York, as Trustee (the "Trustee") and 21st Holdings, LLC, as Master Servicer (the "Master Servicer"). Capitalized terms not otherwise defined herein have the meanings specified in the Pooling and Servicing Agreement.

     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Certificates of Formation of Capital and United and the resolutions of the Board of Managers of Capital and United, (b) the Insurance Settlements Purchase Agreement to be entered into between United and Capital (the "Insurance Settlements Purchase Agreement"), (c) the Pooling and Servicing Agreement, (d) the certificates representing the Certificates, (e) the Registration Statement (the "Registration


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UNITED FUNDS, LLC
CAPITAL RESOURCE GROUP ONE, LLC
May 24, 2000
Page 2


Statement") on S-1 filed with the Securities and Exchange Commission ("Commission") for registration of the Certificates under the Securities Act of 1933, as amended (the "Securities Act"); and (f) the related Prospectus to be filed with the Commission as a part of the Registration Statement
("Prospectus").

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the original of such copies. We have also assumed the correctness and completeness of the statements made in the documents submitted to us.

     Our opinion is based upon the laws and documents examined as they exist as of the date of this opinion and any modification, repeal, amendment, or authoritative interpretation of the laws or modification or amendment to the documents occurring subsequent to the date of this opinion may cause our opinion to vary from that set forth below.

     Based upon such examination, and relying solely upon the foregoing, subject to the assumptions, exceptions, comments, and qualifications herein expressed and limited in all respects to the laws of the State of Delaware and federal law, we are of the opinion that:

     1. United and Capital have been duly formed, validly existing, and in good standing under the laws of the State of Delaware, have corporate power and authority to own their property and conduct their businesses and to enter into and perform its obligations under the Insurance Settlements Purchase Agreement and the Pooling and Servicing Agreement. Capital has full power and authority to originate the Trust and execute the Certificates as contemplated by the Pooling and Servicing Agreement.

     2. The Pooling and Servicing Agreement and the Insurance Settlements Purchase Agreement have each been duly authorized by United and Capital and, assuming the due authorization, execution and delivery thereof by each of the parties thereto, the Pooling and Servicing Agreement and the Insurance Settlements Purchase Agreement each constitute a legal, valid and binding obligations of United and Capital enforceable against United and Capital in accordance with their terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency,


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UNITED FUNDS, LLC
CAPITAL RESOURCE GROUP ONE, LLC
May 24, 2000
Page 3


moratorium or other laws affecting creditors' rights generally as to the same may relate to United and Capital and to general equitable principles).

     3. The Certificates when issued and executed in accordance with the terms of the Pooling and Servicing Agreement will be duly authorized and, assuming due authentication thereof by the Trustee in accordance with the Pooling and Servicing Agreement, will be entitled to the benefits of the Pooling and Servicing Agreement and will be enforceable in accordance with its terms and, when sold, will be legally issued, fully paid, non-assessable (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally and to general equitable principles).

     4. No consent, approval, authorization or order of, or filing with, any court or governmental agency or body is required in connection with the execution, delivery and performance by United and Capital of the Pooling and Servicing Agreement and the Insurance Settlements Purchase Agreement or in connection with the issuance or sale of the Certificates, except such as may be required under state blue sky laws, and the Securities Act, and except that no Certificate can be issued, sold, purchased, or offered for sale or purchase prior to the date that the Registration Statement has been declared effective by the Commission.

     5. Issuance and sale of the Certificates in the manner contemplated by the Pooling and Servicing Agreement will not cause the Trust to be required to be registered under the Investment Company Act of 1940.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the summarization of this opinion in the Prospectus.

     We are attorneys admitted to the Bar in the Commonwealth of Pennsylvania, and we express no opinion as to the law of any jurisdiction, other than the corporate law of the State of Delaware and federal law.

                                             Very truly yours,



                                             Mesirov Gelman Jaffe Cramer &
                                             Jamieson, LLP